Exhibit 99.1

Ceres Announces Fiscal Year 2014 Financial Results

−	Sorghum plantings increase, led by biopower market demand
−	Ceres receives approval for PAISS grant and low-interest loan
−	Company expands into additional markets for its sorghum, traits and bioinformatics technology

THOUSAND OAKS, Calif. – November 20, 2014 – Ceres, Inc. (Nasdaq: CERE), an agricultural biotechnology and seed company, announced today financial results for the fiscal year ended August 31, 2014 and provided an update on its business.

For the 2014-2015 sorghum growing season in Brazil, the company reported that total plantings of its sorghum products are expected to cover up to approximately 5,000 hectares, compared to approximately 1,000 hectares planted the previous season. The increase in planted area is due primarily to increased demand for high biomass sorghum for power generation.

During the previous 2013-2014 growing season in Brazil, Ceres achieved yield targets of 2,500 to 3,000 liters per hectare for its sweet sorghum with multiple products in multiple regions. Average yields were 35% higher than the previous year, according to company calculations. Similarly, the company believes that a number of its high biomass sorghum hybrids met or exceeded minimum yield levels needed for commercialization. Ceres expects that the 2014-2015 growing season in Brazil will be necessary to validate these positive results. This season, the company also initiated sales of its sorghum for use in the forage feed market, following successful evaluations in the U.S. and Brazil.

Ceres President and CEO Richard Hamilton said that the company intends to use larger plantings this season to help establish sorghum as an integral part of the energy and fuel matrix in Brazil. “Our goal is to confirm last season’s performance gains as we continue to convert field evaluations into commercial-scale plantings,” he said.

Outside of the bioenergy industry, which is facing pressures from lower petroleum prices, Hamilton said that the company is expanding into additional markets for its seeds, traits and technology. “We are especially interested in food and feed crops, like sugarcane and forage sorghum, where we can leverage our existing capabilities in traits and breeding for markets driven by global growth trends in meat, dairy and sugar consumption, and where our capabilities and technology can provide us with a competitive advantage,” he said. Leveraging its historical expertise in genomics and bioinformatics, the company also is pursuing opportunities in the bioinformatics software market, where growth is being driven by low-cost DNA sequencing.

Ceres Chief Financial Officer Paul Kuc reported that expenses for the fiscal year ended August 31, 2014 were in line with management’s expectations. “We continue to direct our capital resources to areas of the business that can provide immediate and near-term returns, and which provide us opportunities for long-term revenue generation and growth,” said Kuc.

Business Highlights and Outlook

•	In July, Ceres’ Brazilian subsidiary was selected for a competitive grant and a multi-year credit facility under Brazil’s PAISS Agricola program to fund a product development project for sorghum and sugarcane for up to approximately 85 million reais (US$34 million). The project consists of a non-repayable grant of up to approximately 10 million reais (US$4 million) and a government-subsidized credit facility for up to approximately 67.5 million reais (US$27 million). The company is expected to fund up to approximately 7.5 million reais (US$3 million) of the project. Ceres has completed the required application and received approval in principle for the grant and credit facility. Subject to the completion of customary documentation and financial guarantees to be provided by Ceres, the company expects to draw the first tranche of the non-repayable grant during its second fiscal quarter and the first tranche of the credit facility during its third fiscal quarter. Ceres said the funding will extend its capital resources, while allowing the company to pursue additional opportunities for its biotech traits in sugarcane.

•	Ceres reported that plantings for the 2014-2015 sorghum growing season in Brazil have commenced and are expected to continue through December. The company expects to evaluate its sorghum products with more than 50 customers, including mill and multi-mill conglomerates that are collectively responsible for more than 30% of the sugarcane crushed in Brazil.

•	To meet immediate demand for biomass for power generation and to facilitate the development of a supply chain for sorghum biomass, Ceres will provide agronomy and crop management services for customers this season, including customers with limited experience in managing the crop. The sales incentive and promotional programs include offtake agreements for sorghum produced under the company’s direction or management. Revenue for these plantings will be based upon yields per hectare rather than seed sales. Ceres expects the majority of its high biomass sorghum hectares this season to be planted under its sales incentive and promotional programs.

•	Due to similarities among crops developed for bioenergy and those developed for livestock consumption, Ceres believes that certain of its seed products and traits may have additional applications in the hay and forage feed market. Last season, the company completed pilot commercial sales of its seed products, which have demonstrated competitive yield advantages in both company and university trials. For the upcoming growing season, Ceres has established more formal marketing channels of its sorghum hybrids for the hay and forage feed markets in the United States and Brazil.

•	Ceres reported that one of its leading biotech traits provided a greater than 20% biomass yield advantage in a commercial-type forage sorghum in field evaluations completed this fall in the U.S. The company said it will move the trait into various forage hybrids in preparation for additional field evaluations. Should performance improvements be confirmed at commercial-scale, the company believes that hybrids with this trait could provide a significant performance advantage over competitor seed products.

Fiscal Year 2014 Financial Results

Total revenues for the year ended August 31, 2014 were $2.4 million compared to $5.2 million for the previous fiscal year. Collaborative research and government grant revenue decreased by $2.5 million primarily due to the completion of work scheduled under various grants and collaborations and to a lesser extent due to the deferment of certain collaborative research revenue into fiscal year 2015. Product sales decreased by $0.3 million primarily due to reduced biomass sales for the 2013-2014 sorghum growing season in Brazil, which resulted from changes and reductions in the company's sales incentive and promotional programs.

Total cost and operating expenses decreased by $6.2 million to $31.7 million for the year ended August 31, 2014 compared to the previous fiscal year.

Cost of product sales decreased by $3.2 million to $3.0 million for the year ended August 31, 2014 compared to the prior fiscal year. The decrease was primarily due to reduced expenses of $1.7 million resulting from changes and reductions in the company's sales incentive and promotional programs for the 2013-2014 sorghum growing season in Brazil and reduced expenses of $1.5 million related to obsolete seed inventory.

Research and development expenses decreased by $2.2 million to $14.2 million for the year ended August 31, 2014 compared to the previous fiscal year. In the U.S., research and development expenses decreased by $2.6 million primarily due to reduced external research and development expenses as well as reduced personnel and related expenses. In Brazil, research and development expenses increased by $0.4 million primarily as a result of increased personnel and related expenses.

Selling, general and administrative expenses decreased by $0.7 million to $14.5 million for the year ended August 31, 2014 compared to the prior fiscal year. In the U.S., expenses decreased by $1.9 million primarily due to reduced personnel and related expenses and reduced professional fees. Expenses in Brazil increased by $1.2 million as a result of increased expenditures related to establishing and building the company’s market presence and business infrastructure.

For the fiscal year ended August 31, 2014, Ceres reported a net loss of $29.3 million, or $0.81 per share, compared to a net loss of $32.5 million, or $1.31 per share, for the fiscal year ended August 31, 2013.

At August 31, 2014, cash and cash equivalents and marketable securities totaled $28.0 million.

Conference Call and Webcast Information

Ceres has scheduled a conference call for 4:30 p.m. EST (1:30 p.m. PST) today to discuss its fiscal year 2014 results and to provide an update on its business. To access the webcast of the conference call, go to investor.ceres.net. Audio of the teleconference is also available by dialing (877) 838-4153 (domestic) or +1(720) 545-0037 (international). The conference ID number is 20834820. An audio replay of the call will be available two hours after the conclusion of the live call, and remain available on the Ceres website for 30 days.

About Ceres

Ceres, Inc. is an agricultural biotechnology company that develops and markets seeds to produce crops for bioenergy and other markets that utilize plant biomass. The company combines advanced plant breeding and biotechnology to develop hybrids that can address the limitations of first-generation bioenergy feedstocks. These technology platforms, which can increase crop productivity, improve quality, reduce crop inputs and improve cultivation on marginal land, have broad application across multiple crops, including food, feed, fiber and fuel crops. Ceres markets its seed products under its Blade brand. The company also licenses its biotech traits and technology, including its Persephone genome visualization software, to other organizations.

Ceres Forward-Looking Statements
This press release may contain forward-looking statements. All statements, other than statements of historical facts, including statements regarding Ceres’ efforts to develop and commercialize its products, anticipated yields and product performance, status of crop plantings, short-term and long-term business strategies, market and industry expectations, future operating metrics, and future results of operations and financial position, including anticipated cost savings from the company’s plan to align expenditures and projected cash expenditures, are forward-looking statements. You should not place undue reliance on these forward-looking statements because they involve known and unknown risks, uncertainties and other factors that are, in some cases, beyond Ceres’ control. Factors that could materially affect actual results can be found in Ceres’ filings with the U.S. Securities and Exchange Commission. Ceres undertakes no obligation to update publicly, except to the extent required by law, any forward-looking statements for any reason after the date the company issues this press release to conform these statements to actual results or to changes in the company’s expectations.

Contact:

Ceres, Inc.
Gary Koppenjan
(805) 375-7801
ir@ceres.net

CERES, INC. AND SUBSIDIARIES

Consolidated Statements of Operations

(In thousands, except share and per share amounts)

	Year Ended August 31,
	2014	2013

Revenues:
Product sales	$146	$462
Collaborative research and government grants	2,258	4,781
Total revenues	2,404	5,243
Cost and operating expenses:
Cost of product sales	3,021	6,245
Research and development	14,156	16,401
Selling, general and administrative	14,484	15,187
Total cost and operating expenses	31,661	37,833
Loss from operations	(29,257)	(32,590)
Interest expense	(68)	(46)
Interest income	5	126
Loss before income taxes	(29,320)	(32,510)
Income tax expense	(1)	(1)
Net loss	$(29,321)	$(32,511)
Basic and diluted net loss per share	$(0.81)	$(1.31)
Basic and diluted weighted average outstanding common shares used for net loss per share	36,205,962	24,796,030

CERES, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(In thousands, except share amounts)

	August 31,	August 31,
	2014	2013

Assets
Current assets:
Cash and cash equivalents	$3,423	$8,881
Marketable securities	24,579	21,630
Prepaid expenses	633	791
Accounts receivable	370	957
Inventories	84	20
Other current assets	240	157
Total current assets	29,329	32,436
Property and equipment, net	2,996	4,633
Other assets	99	109
Total long-term assets	3,095	4,742
Total assets	$32,424	$37,178

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable and accrued expenses	$4,278	$3,825
Deferred revenue	356	—
Deferred rent	18	18
Current portion of long-term debt	70	154
Total current liabilities	4,722	3,997
Deferred rent	75	93
Long-term debt, net of current portion	18	82
Total liabilities	4,815	4,172
Commitments and contingencies
Stockholders’ equity:
Common stock, $0.01 par value; 240,000,000 shares authorized; 48,192,883 shares issued and outstanding at August 31, 2014; 490,000,000 shares authorized; 24,897,199 shares issued and outstanding at August 31, 2013.	482	248
Additional paid-in capital	331,627	308,038
Accumulated other comprehensive loss	(595)	(696)
Accumulated deficit	(303,905)	(274,584)
Total stockholders’ equity	27,609	33,006
Total liabilities and stockholders’ equity	$32,424	$37,178